EMPLOYMENT SEPARATION AGREEMENT

This Employment Separation Agreement (“Agreement”) is entered into as of February 1, 2008, by and between Neah Power Systems, Inc., a Nevada corporation (“Company”), and Paul Abramowitz (“Executive”).

RECITALS

A. The parties entered into an Employment Agreement (“Employment Agreement”) as of August 8, 2007.

B. As of the date hereof, the Board of Directors of the Company has appointed Chris D’Couto as President and Chief Executive Officer of the Company, and has appointed Executive Chairman of the Board.

C. Executive has agreed to resign for “Good Reason” as defined in the Employment Agreement, on the terms and conditions set forth herein.

AGREEMENT

1. Executive hereby resigns for Good Reason effective February 1, 2008, and agrees to defer payment of the lump sum, which both parties hereby acknowledge and agree is due to Executive pursuant to Section 5.2(b) of the Employment Agreement, until the earlier of:

(a)	Company undergoing a Change in Control,

(b)	Executive ceasing to be Chairman of the Board of Directors of Company for any reason, or

(c)	One year after the effective date of Executive’s resignation, unless extended by mutual agreement.

2. With respect to the benefits, which both parties hereby acknowledge and agree are due to Executive pursuant to Sections 3.6(b) and 5.2(d) of the Employment Agreement, Executive’s spouse and any dependent children shall be covered under Company’s health care and dental plan[s] at Company’s cost.

3. Each party hereby fully and completely releases, discharges and holds harmless the other party, and its past and present officers, directors, partners, employees, agents, attorneys and assigns, whether acting in their representative or individual capacities, from any and all claims, causes of action, rights and actions of any kind or nature whatsoever, either at law or in equity, including without limitation all claims of negligence, wrongful termination, breach of contract, or breach of fiduciary duty, and all claims in any way arising out of or relating to Executive’s service as President or Chief Executive Officer of Company.

4. It is the parties’ intention to fully, finally and forever settle, release and resolve all claims, regardless of whether known or unknown, foreseen or unforeseen, suspected or unsuspected, vested or contingent, accrued or unaccrued. The releases given herein shall be and remain in effect to their full extent, notwithstanding the discovery or existence of any additional or different facts. Both parties knowingly and voluntarily waives the provisions of California Civil Code section 1542, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

5. Nothing provided for herein shall in any way affect: (i) the parties rights and obligations under the Employment Agreement, except as amended by Sections 1 and 2 above; (ii) Executive’s ongoing rights as a stockholder of the Company; or (iii) Executive’s ongoing rights and responsibilities as a member of the Board of Directors.

This Agreement supersedes all previous or contemporaneous written or oral agreements or understandings between the parties, and may not be modified except in writing signed by parties and approved by the Board of Directors of Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:	NEAH POWER SYSTEMS, INC.

_________________________________	By:_________________________________
Paul Abramowitz	Gerard C. D’Couto President & Chief Executive Officer